Exhibit 99.1

FOR ADDITIONAL INFORMATION, PLEASE CONTACT:

Carolina Bank Holdings, Inc.

Robert T. Braswell, President and CEO

Telephone: 336-286-8761

Email: b.braswell@carolinabank.com

Carolina Bank Holdings, Inc. Announces Record First Quarter

Diluted EPS of $0.22, Up 15.8%

GREENSBORO, NC - April 18, 2006 - Carolina Bank Holdings, Inc. (Nasdaq:CLBH) today reported first quarter 2006 net income of $603,000, an increase of 13.3% over the $532,000 reported for the first quarter of 2005. Diluted earnings per share were $0.22 compared with $0.19 for the prior-year period, an increase of 15.8%. Per share results were restated to reflect the impact of the six-for-five stock split in the fourth quarter of 2005. Results reflect revenue growth generated by strong loan and deposit growth year-over-year.

Robert T. Braswell, President and CEO of Carolina Bank Holdings, commented, “We are pleased to report another consecutive quarter of earnings growth. Loans grew over 22% during the prior twelve months, and continue at this strong pace into 2006; on an annualized basis, loans increased 20% since the beginning of the year. Lower-cost transaction accounts grew over 40% during the same 12-month period, and continue at a robust pace - up 22% on an annualized basis since the beginning of the year. This growth is reflective of the strength of our markets, and the skill of our bankers. We are pleased with our reception in new communities, like Burlington where we have recently expanded to accept deposits. High Point is still on target for a late-2006 or early-2007 opening.

“A highlight of this past quarter was the growing level of fee income from non-deposit investment products. Our investment services partnership with UVEST Financial Services generated an increase of $96,000 above the first quarter of 2005, to $149,000; the majority of the increase came from a single account.”

Mr. Braswell continued, “It has taken longer than we anticipated to return our restructured loans to performing status. We reclassified these loans to non-accrual during the first quarter of 2006 but anticipate near-term resolution of a portion of this $2.5 million credit. The majority of our problem assets are collateralized by real estate. However, resolution of loans secured by real-estate requires a more protracted time frame to achieve an acceptable payout.”

Total revenue, consisting of net interest income and non-interest income, was $3.3 million for the first quarter of 2006 compared with $2.7 million for the first quarter of 2005, an increase of 21.0%. Net interest income increased 18.8% to $2.9 million, reflecting a 14.5% increase in average earning assets and a 5 basis point increase in the net interest margin to 3.26%. Mr. Braswell noted, “Our success at attracting high-quality lending opportunities along with the low-cost deposits to fund them has enabled us to maintain a relatively stable net interest margin over the last five quarters. The majority of margin variations relate to changes in the level of non-performing assets.” Non-interest income increased 38.3% to $426,000, primarily as a result of a 96.2% improvement in other income arising from an increase in investment services income.

Non-interest expense totaled $2.0 million for the first quarter of 2006, an increase of 21.8% over the $1.6 million reported for the first quarter of 2005. The increase primarily reflects corporate growth over the past twelve months, including the third quarter 2005 opening of a loan production office in Burlington. Salaries and employee benefits, up $203,000 or 23.4%, accounted for over half of the $357,000 increase; the increase reflects the addition of 7 FTE employees as well as higher benefit costs. The efficiency ratio for the first quarter of 2006 was 60.52% compared with 60.10% for the prior-year period.

Assets at March 31, 2006 totaled $379.7 million compared with $313.5 million twelve months ago, an increase of 21.1%. Loans held for investment grew $50.1 million, or 22.2%, during the past twelve months, reaching $275.9 million at period-end. Commercial real estate loans accounted for the majority of this growth; they increased $39.6 million, or 30.6% over the past twelve months, and now account for 61.3% of the loan portfolio.

Deposits increased $63.5 million, or 24.4% over the past year, reaching $323.4 million at March 31, 2006. Transaction accounts (DDA, NOW, MM and Savings) grew $50.2 million or 41.3% over the past twelve months, and now account for $171.7 million or 53.1% of total deposits. This compares with $121.5 million or 46.7% of deposits twelve months ago.

Asset quality remained stable from the previous quarter. Nonperforming assets were $5.5 million or 1.46% of assets at March 31, 2006 compared with $5.4 million or 1.48% of assets at December 31, 2005 and $3.8 million or 1.23% of assets at March 31, 2005. Net charge-offs for the first quarter of 2006 were virtually zero compared with an annualized 0.10% of average loans for the previous quarter, and 0.02% of average loans for the prior-year first quarter. The allowance for loan losses was 1.30% of total loans and leases at March 31, 2006.

Shareholders’ equity totaled $23.3 million at March 31, 2006, up $1.8 million from twelve months ago. Leverage remains at comfortable levels. Shares outstanding at March 31, 2006 were 2,720,496. Mr. Braswell concluded, “We are pleased to begin 2006 on a positive note. We look forward to the new opportunities our expanding geographic footprint will provide in the coming year.”

About the Company

Carolina Bank Holdings, Inc., the holding company for Carolina Bank, operates five full- service branches in North Carolina: three in Greensboro, one in Asheboro, in addition to a newly established office in Burlington. Further information is available on the Company’s web site: www.carolinabank.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events. These statements are only predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of managing our growth, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to be materially different from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission.

Carolina Bank Holdings, Inc.

Consolidated Financial Highlights

First Quarter 2006

(unaudited)

($ in thousands except for share data)

	Quarterly
	1st Qtr 2006	4th Qtr 2005	3rd Qtr 2005	2nd Qtr 2005	1st Qtr 2005
EARNINGS
Net interest income	$2,864	2,836	2,576	2,405	2,411
Provision for loan loss	$370	331	245	450	280
NonInterest income	$426	327	279	316	308
NonInterest expense	$1,991	1,963	1,695	1,654	1,634
Net income	$603	555	548	402	532
Basic earnings per share	$0.22	0.20	0.20	0.15	0.20
Diluted earnings per share	$0.22	0.20	0.20	0.14	0.19
Average shares outstanding	2,720,496	2,720,491	2,720,336	2,719,750	2,706,887
Average diluted shares outstanding	2,804,564	2,794,686	2,796,181	2,797,046	2,795,635

PERFORMANCE RATIOS
Return on average assets(a)	0.61%	0.64%	0.68%	0.51%	0.67%
Return on average common equity(a)	10.46%	9.85%	9.85%	7.42%	10.04%
Net interest margin (fully-tax equivalent)(a)	3.26%	3.41%	3.32%	3.15%	3.21%
Efficiency ratio	60.52%	62.06%	59.37%	60.79%	60.10%
No. full-time equivalent employees - period end	59	59	57	53	52

CAPITAL
Equity to ending assets	6.14%	6.24%	6.78%	6.76%	6.85%
Tier 1 leverage capital ratio	na	8.98%	9.39%	9.32%	9.22%
Tier 1 risk-based capital ratio	na	10.36%	11.17%	10.97%	11.18%
Total risk-based capital ratio	na	12.17%	13.14%	13.11%	13.40%
Book value per share	$8.57	8.38	8.25	8.06	7.89

ASSET QUALITY
Net charge-offs	$(2)	65	497	330	12
Net charge-offs to average loans(a)	0.00%	0.10%	0.83%	0.56%	0.02%
Allowance for loan losses	$3,582	3,210	2,944	3,196	3076
Allowance for loan losses to total loans	1.30%	1.22%	1.23%	1.38%	1.36%
Nonperforming loans	$5,430	2,834	3,252	4,410	3,039
Restructured loans	$0	2,474	2,574	48	118
Other real estate owned	$111	111	37	652	691
Nonperforming loans to total loans	1.97%	2.02%	2.43%	1.92%	1.40%
Nonperforming assets to total assets	1.46%	1.48%	1.77%	1.57%	1.23%

END OF PERIOD BALANCES
Total assets	$379,692	365,170	331,359	324,524	313,498
Total earning assets	$357,423	344,522	309,913	300,386	295,706
Total loans	$275,866	262,609	239,294	232,180	225,793
Total deposits	$323,399	306,334	276,893	270,229	259,922
Stockholders’ equity	$23,313	22,787	22,453	21,949	21,471

AVERAGE BALANCES
Total assets	$366,335	346,434	323,461	317,878	315,691
Total earning assets	$351,541	332,575	310,297	305,297	300,808
Total loans	$274,728	256,904	239,340	235,144	228,085
Total interest-bearing deposits	$281,328	262,342	243,509	240,503	212,021
Stockholders’ equity	$23,070	22,532	22,265	21,676	21,199

	Calendar Year
	2005	2004
EARNINGS
Net interest income	$10,228	8,315
Provision for loan loss	$1,306	769
NonInterest income	$1,230	1,263
NonInterest expense	$6,946	6,336
Net income	$2,037	1,633
Basic earnings per share	$0.75	0.60
Diluted earnings per share	$0.73	0.59
Average shares outstanding	2,716,866	2,699,926
Average diluted shares outstanding	2,795,887	2,767,587

PERFORMANCE RATIOS
Return on average assets(a)	0.60%	0.64%
Return on average common equity(a)	9.29%	7.99%
Net interest margin (fully-tax equivalent)(a)	3.15%	3.43%
Efficiency ratio	60.62%	66.15%
No. full-time equivalent employees - period end	59	51

CAPITAL
Equity to ending assets	6.24%	6.78%
Tier 1 leverage capital ratio	8.98%	9.64%
Tier 1 risk-based capital ratio	10.36%	11.30%
Total risk-based capital ratio	12.17%	13.61%
Book value per share	$8.38	7.81

ASSET QUALITY
Net charge-offs	$904	111
Net charge-offs to average loans(a)	0.36%	0.06%
Allowance for loan losses	$3,210	2,808
Allowance for loan losses to total loans	1.22%	1.26%
Nonperforming loans	$2,834	882
Restructured loans	$2,474	48
Other real estate owned	$111	857
Nonperforming loans to total loans	2.02%	0.42%
Nonperforming assets to total assets	1.48%	0.57%

END OF PERIOD BALANCES
Total assets	$365,170	311,537
Total earning assets	$344,522	295,774
Total loans	$262,609	223,470
Total deposits	$306,334	258,155
Stockholders’ equity	$22,787	21,120

AVERAGE BALANCES
Total assets	$338,527	255,374
Total earning assets	$324,928	242,095
Total loans	$251,529	197,384
Total interest-bearing deposits	$256,921	212,343
Stockholders’ equity	$22,386	20,430

(a)	annualized for quarterly data

na = not available

Carolina Bank Holdings, Inc. and Subsidiary

Consolidated Statements of Operations

For the three months ended March 31, 2006 and 2005

(unaudited)

	For the Three Months Ended March 31,
	2006	2005
	(in thousands, except per share data)
Interest income:
Loans	$5,212	$3,587
Securities - taxable	675	461
Interest from federal funds sold	88	127
Other interest income	16	1

Total interest income	5,991	4,176
Interest expense:
Deposits	2,703	1,502
FHLB advances and other	255	149
Junior subordinated debentures	169	114

Total interest expense	3,127	1,765

Net interest income	2,864	2,411
Provision for loan losses	370	280

Net interest income after provision for loan losses	2,494	2,131

Noninterest income:
Service charges	159	146
Mortgage banking income	63	58
Other	204	104

Total noninterest income	426	308
Noninterest expense:
Salaries and benefits	1,072	869
Occupancy and equipment	265	218
Professional fees	202	186
Outside data processing	151	130
Advertising and promotion	72	62
Stationery, printing and supplies	86	67
Other	143	102

Total noninterest expense	1,991	1,634

Income before income taxes	929	805
Income taxes expense	326	273

Net income	$603	$532

Basic earnings per common share	$0.22	$0.20
Diluted earnings per common share	$0.22	$0.19
Average common shares outstanding	2,720,496	2,706,887
Average common shares and dilutive potential common shares outstanding	2,804,564	2,795,635

Carolina Bank Holdings, Inc. and Subsidiary

Consolidated Balance Sheets

First Quarter 2006

	(unaudited) March 31,		December 31,
	2006	2005	2005
	(in thousands)
ASSETS
Cash and due from banks	$2,624	$2,462	$4,470
Short-term investments and interest-earning deposits	297	235	12,770
Federal funds sold	18,538	20,136	3,519

Total cash and cash equivalents	21,459	22,833	20,759

Securities available for sale, at fair value	64,229	48,173	64,461
Securities held-to-maturity, at amortized cost	3,923	4,408	3,997

Loans	275,866	225,793	262,609
Allowance for loan losses	(3,582)	(3,076)	(3,210)

Net loans	272,284	222,717	259,399

Premises and equipment, net	8,354	6,541	7,728
Other assets	9,443	8,826	8,826

Total assets	$379,692	$313,498	$365,170

LIABILITIES AND STOCKHOLDERS’ EQUITY LIABILITIES
Deposits:
Noninterest-bearing	$27,813	$23,756	$27,168
Interest-bearing	295,586	236,166	279,166

Total deposits	323,399	259,922	306,334

Short-term borrowings	2,548	2,324	2,844
Federal Home Loan Bank advances	18,283	18,352	21,300
Junior subordinated debentures	10,310	10,310	10,310
Other liabilities	1,839	1,119	1,595

Total liabilities	356,379	292,027	342,383

STOCKHOLDERS’ EQUITY
Common stock and paid-in-capital, no par value, 20,000,000 shares authorized; issued and outstanding - 2,720,496 shares at March 31, 2006 and 2,266,458 shares at March 31, 2005	2,720	2,266	2,720
Additional paid-in capital	15,580	16,022	15,580
Retained earnings	5,643	3,536	5,040
Stock in directors rabbi trust	(365)	(256)	333
Directors deferred fees obligation	365	256	(333)
Accumulated other comprehensive loss	(630)	(353)	(553)

Total stockholders’ equity	23,313	21,471	22,787

Total liabilities and stockholders’ equity	$379,692	$313,498	$365,170